Exhibit 99.1

3555 Veterans Memorial Highway, Suite C
Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries Announces Promotion of

Charles D. Roberson to Chief Operating Officer

Takes More Prominent Leadership Role as Company Seeks Continued Global Growth

RONKONKOMA, NY – July X, 2018 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced the appointment of Charles D. Roberson to the position of Chief Operating Officer, effective immediately. Mr. Roberson’s appointment is a promotion from his role as the Company’s Senior Vice President, Head of International Sales & Research & Development. He replaces Stephen M. Bachelder who retired as COO from the Company in March 2017.

“Charlie has been an invaluable contributor to Lakeland’s strategic direction and global growth for many years. As one of the industry’s most respected professionals, we are pleased to have appointed him as COO,” said Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries. “Under his leadership, we have doubled our international sales and elevated Lakeland to a very prominent worldwide market position. More recently, he also has spearheaded the development of new products which are unique to the Personal Protective Equipment (PPE) market and are expected to continue to drive revenue growth and profitability.”

As Chief Operating Officer, Mr. Roberson will leverage his 33 year career in textiles, 27 of which are in the PPE industry, to further enhance Lakeland’s sales, marketing, product development, manufacturing, distribution and customer service activities. With 6 patents for PPE fabrics and garments, he was the designer of Lakeland’s ChemMAX chemical protection product line. His experience in the industry and with Lakeland position Mr. Roberson to accelerate the Company’s new product initiatives, including the domestic and worldwide launch of innovative Arc/FR rated rainwear for the electric and gas utility sectors and disposable garments for pharmaceutical clean room applications.

Charles D. Roberson, age 55, has served as Lakeland’s Senior Vice President of International Sales since March 2009 and Head of Research & Development since 2008. Mr. Roberson joined Lakeland in 2004 as Technical Marketing Manager and later served as International Sales Manager. He has represented Lakeland to various standards writing bodies and currently sits on the Board of Trustees for the International Safety Equipment Association (ISEA). Prior to joining Lakeland, Mr. Roberson was employed by Precision Fabrics Group, Inc. as a Market Manager from 1995 to 2001 and as a Nonwovens Manufacturing Manager from 1991 to 1995. He began his career as a manufacturing manager for Burlington Industries, Inc. in its Menswear Division from 1985 to 1991.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries, Inc.	Darrow Associates
631-981-9700	512-551-9296
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Teri W. Hunt, TWHunt@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.